Jim Miles
Secretary of State
    FILED
October 15, 1997
                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE
                              ARTICLES OF AMENDMENT

     Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.   The name of the corporation is ComSouth Bankshares, Inc.

2. On October 2, 1997, the corporation adopted the following Amendment(s) of its Articles of Incorporation.

     RESOLVED, that pursuant to a three-for-two split of the authorized shares of the Corporation's common stock (no par value), the total number of authorized shares of the Corporation's common stock shall be increased from 50,000,000 shares to 75,000,000 shares (no par value).

3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

     Shareholders of record on October 15, 1997 will be issued additional stock certificates representing one additional share of the Corporation's Common Stock for every two shares currently held.

4.   Complete either a or b, whichever is applicable.

     a.  [ ]    Amendment(s) adopted by shareholder action.

         At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

                     Number of    Number of      Number of         Number of
                     out-         Votes          Shares            Undisputed*
         Voting      standing     Entitled       Represented       Shares Voted
         Group        Shares      to be Cast     at the meeting    For   Against


     b. [x] The amendment(s) was duly adopted by the Incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South
               Carolina  Code  as  amended,   and  shareholder  action  was  not
               required.

5. Unless a delayed date is specified, the effective date of these Articles of Amendments shall be the date of acceptance for filing by the Secretary of State (See ss.33-1-230(b)) Effective October 30, 1997.

                                        COMSOUTH BANKSHARES, INC.
DATE:  October 15, 1997                 (Name of Corporation)

                                        s/Harry R. Brown
                                    By:--------------------------------------
                                        (Signature)
                                        Harry R. Brown, Chief Financial Officer
                                        (Type or Print Name and Office)

*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

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